COX TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 29, 2003

TO OUR SHAREHOLDERS:

         Notice is hereby given that the next annual meeting of shareholders of Cox Technologies, Inc. (the "Company") will be held at the Holiday Inn Airport, 2707 Little Rock Road, Charlotte, North Carolina on Friday, August 29, 2003, at 8:30 a.m. for the following purposes:

          1. To elect three directors, each to serve for a one-year term expiring in 2004 or until their successors are elected and qualified;

          2. To ratify the selection of Cherry, Bekaert & Holland, L.L.P. as independent public accountants for the Company for the fiscal year ending April 30, 2004; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed July 23, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the corporate office of the Company, 69 McAdenville Road, Belmont, North Carolina, during the ten (10) business days prior to the meeting, and during the meeting.

                                                For the Board of Directors


                                                /s/JAMES L. COX


                                                DR. JAMES L. COX
                                                Chairman, President and
                                                Chief Technology Officer
Dated: August 1, 2003


--------------------------------------------------------------------------------
The form of proxy is enclosed to enable you to vote your shares at the meeting. You are urged to mark, sign, date and return the proxy promptly in the accompanying envelope. This is important whether you own few or many shares. Delay in returning your proxy may subject the Company to additional expense. Any person giving a proxy has the power to revoke it at any time prior to its exercise, and if you attend the meeting in person, you may withdraw your proxy and vote your shares in person if you so choose.
--------------------------------------------------------------------------------

                             COX TECHNOLOGIES, INC.
                               69 McAdenville Road
                       Belmont, North Carolina 28012-2434
                                   ----------
                                 Proxy Statement
                                   ----------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cox Technologies, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Friday, August 29, 2003, at 8:30 a.m., and at any adjournment thereof. Unless the context requires otherwise, all references in this Proxy Statement to the Company refer to Cox Technologies, Inc. and its subsidiaries. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about August 1, 2003.

         Only shareholders of record at the close of business on July 23, 2003 are entitled to vote at the meeting. As of July 29, 2003, the Company had outstanding 38,339,094 shares of Common Stock, which shares constitute the only class of stock of the Company entitled to notice of, and to vote at, the meeting. As of the same date, the Company had approximately 2,062 shareholders of record.

HOW YOU CAN VOTE

         All proxies that are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors and the approval of proposal two.

         Under rules followed by the National Association of Securities Dealers, Inc., brokers that hold shares in street name for customers have the authority to vote on certain items when they have not yet received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to the shareholders, no broker may vote shares held for customers without specific instruction from such customers. A majority of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

REVOCATION OF PROXIES

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked:

          o by filing with the Secretary of the Company an instrument of revocation;

          o    by delivering a duly executed proxy bearing a later date; or

          o    by attending the meeting and electing to vote in person.

         Attendance at the meeting will not, by itself, revoke a proxy.

REQUIRED VOTES

         Directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The affirmative vote of the holders of a majority of the shares present or represented by proxy is required for any other proposals.

         The present officers and directors of the Company together are entitled to vote shares of the Company's Common Stock representing approximately 45% of the outstanding shares of voting stock. The present officers and directors have indicated their intent to vote in favor of the election of the nominees for director and in favor of the other proposals described in this Proxy Statement.

EXPENSE OF SOLICITATION

         This solicitation is being made by the Company. The cost of soliciting proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their name and will reimburse them for related expenses, including charges for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. The Company may also retain the services of a proxy solicitation firm. The Company has not made any arrangements to do so as of the date of this Proxy Statement, and does not presently have estimates as to the cost of such services. The Company expects to solicit proxies primarily by mail, but certain officers and employees of the Company may also solicit in person, by telephone, telegram or other means without additional compensation for their services other than their regular salaries.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         The 2004 Annual Meeting of Shareholders is tentatively scheduled to be held on August 27, 2004. Any shareholder desiring to have a proposal included in the Company's Proxy Statement for its 2004 Annual Meeting of Shareholders must deliver such proposal no later than April 3, 2004.

         The Board of Directors will consider nominees for the Board recommended by shareholders. Recommendations by shareholders must be forwarded to the Secretary of the Company and must identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the Annual Meeting of Shareholders, which is held on the last Friday in August.

         Shareholders should send their proposals and names of proposed nominees to the attention of the Company's Secretary at the Company's corporate office, 69 McAdenville Road, Belmont, North Carolina 28012-2434.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         At the Annual Meeting of Shareholders, three directors are to be elected to serve until the Company's next Annual Meeting of Shareholders to be held in August 2004 or until their successors are elected and qualified. They are Dr. James L. Cox, Brian D. Fletcher and Kurt C. Reid. Each of the three nominees has consented to being named in the Proxy Statement and to serve if elected. If, prior to the annual meeting, any one of the nominees should become unable to serve, the proxies solicited hereby will be voted for such additional person as shall be designated by the Board of Directors. The Board of Directors recommends that the shareholders vote "FOR" the election of the following nominees.

         Set forth below is a table showing the names, ages, terms and positions of the three nominees for election.

                                   Director       Term
       Name              Age        Since        Expires          Position
---------------------------------------------------------------------------------------------------
DR. JAMES L. COX          58        1995          2003       Chairman, President and Chief
                                                             Technology Officer of the Company
BRIAN D. FLETCHER         41        2000          2003       Director, Co-Chief Executive Officer
                                                             and Director of Marketing of the
                                                             Company
KURT C. REID              43        2000          2003       Director, Co-Chief Executive Officer
                                                             and Chief Operating Officer of the
                                                             Company

Biography of Director Nominees

DR. JAMES L. COX has been President and Chief Technology Officer of the Company since April 1, 2003. Prior to holding these offices, Dr. Cox served as the President and Chief Executive Officer of the Company since November 1997. Dr. Cox served as President and Chief Operating Officer from August 1995 to November 1997. Dr. Cox has been a director of the Company since 1995 and since November 1998, he has served as Chairman of the Board of Directors. Dr. Cox holds a Ph.D. from Stanford University and has held various teaching and research positions with Duke University, Stanford Research Institute and University of California, Santa Barbara.

BRIAN D. FLETCHER has been Co-Chief Executive Officer and Director of Marketing of the Company since April 1, 2003. Prior to holding these offices, Mr. Fletcher served as Co-Chief Operating Officer of the Company since March 2000. Mr. Fletcher has also been a director of the Company since March 2000. Since 1995, Mr. Fletcher has been a private investor. Mr. Fletcher is a Managing Director of Technology Investors, LLC ("TI"), a group that has provided financing for the Company and currently directly owns 12,500,000 shares of Company common stock. Mr. Fletcher earned his B.S. degree in Economics and Finance from Rockhurst College.

KURT C. REID has been Co-Chief Executive Officer and Chief Operating Officer of the Company since April 1, 2003. Prior to holding these offices, Mr. Reid served as Co-Chief Operating Officer of the Company since March 2000. Mr. Reid has also been a director of the Company since March 2000. Since 1995, Mr. Reid has been a private investor. Mr. Reid is a Managing Director of TI, a group that has provided financing for the Company and currently directly owns 12,500,000 shares of Company common stock. Mr. Reid earned his B.S. degree from Southern Illinois University at Carbondale.

       COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is the number of shares of Common Stock of the Company owned by certain beneficial owners, the directors, the executive officers named in the Summary Compensation Table, and the directors and executive officers as a group, as of July 14, 2003.

                                                                 Percent
                                                                    Of
Name                                           Shares (1)         Class
----                                           ----------     -------------
Dr. James L. Cox..............................8,028,108(2)        19.1%
Brian D. Fletcher............................16,879,983(3)        42.4%
Kurt C. Reid ................................16,876,983(4)        42.4%
James R. McCue...................................51,000(5)         *
Jack G. Mason ..................................320,000(6)         *
Technology Investors, LLC ...................15,162,000(7)        37.0%
Vitsab, AG ...................................3,124,835(8)         8.2%
Directors and executive officers
 as a group (5 persons) .....................26,994,074(9)        56.1%

----------------
* Indicates beneficial ownership of less than 1% of the shares of Common Stock of the Company outstanding on July 14, 2003.

(1)  Includes shares, if any, held by each person's spouse.

(2) Dr. Cox owns 3,280,279 shares directly. 1,005,829 shares are owned by a trust over which Dr. Cox has investment and voting power and 12,000 shares are owned by the estate of his deceased father. Includes a warrant to purchase 2,500,000 shares. Includes options to purchase 1,230,000 shares exercisable within 60 days of July 14, 2003.

(3) Mr. Fletcher owns 217,983 shares directly. Includes options to purchase 1,500,000 shares exercisable within 60 days of July 14, 2003. Includes
     2,662,000 shares that are beneficially owned through TI and that are issuable upon the conversion of a convertible promissory note at the option of TI. Includes 12,500,000 shares beneficially owned through TI that were issued to TI on March 19, 2003.

(4) Mr. Reid owns 214,983 shares directly. Includes options to purchase 1,500,000 shares exercisable within 60 days of July 14, 2003. Includes
     2,662,000 shares that are beneficially owned through TI and that are issuable upon the conversion of a convertible promissory note at the option of TI. Includes 12,500,000 shares beneficially owned through TI that were issued to TI on March 19, 2003.

(5) Mr. McCue owns 11,000 restricted shares directly. Includes options to purchase 40,000 shares exercisable within 60 days of July 14, 2003.

(6) Mr. Mason owns 10,000 shares in street name. Includes options to purchase 310,000 shares exercisable within 60 days of July 14, 2003. Mr. Mason's right to exercise these options will expire on August 29, 2003. Mr. Mason's employment with the Company terminated on May 30, 2003.

(7) The address for TI is 191 Bridgeport Drive, Mooresville, North Carolina. Includes 2,662,000 shares owned by TI that are issuable upon the conversion of a convertible promissory note at the option of TI.

(8) The address for Vitsab, AG is Bulow Hubesvag 13A, SE-218 18 Malmo, Sweden. Does not include shares held in street name.

(9) Includes a convertible promissory note, warrants and options to purchase, in the aggregate, 9,742,000 shares exercisable within 60 days of July 14, 2003.

                             THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of the Board of Directors. The Board meets regularly during the year to review the Company's operations, strategic and business plans, major capital appropriations and other significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action. Members of senior management attend Board meetings on an as needed basis to discuss the progress and plans relating to their areas of responsibility. During the fiscal year ended April 30, 2003, there were seven meetings of the Board. Each incumbent director attended at least 75 percent of the aggregate number of board meetings and meetings of any board committee on which he served.

         Mr. Robert D. Voigt, Dr. George M. Pigott and Mr. Ben R. Rudisill, II resigned from the Board during the first six months of 2003. None of such directors expressed any disagreement with the Company or with management. Messrs. Voigt and Pigott informed the Board that their resignations were due to the fact that they had difficulty in personally attending Board meetings given that neither resides in North Carolina. Mr. Rudisill gave no reason for his resignation. As a result of these resignations, the current Board is comprised of only three members, Dr. James L. Cox, Mr. Brian D. Fletcher and Mr. Kurt C. Reid. The Company intends to recruit additional qualified independent directors to serve on the Board.

         The Company has no nominating committee. Because of the number of matters requiring Board consideration and to make the most effective use of individual directors' capabilities, the Board created a Compensation Committee and an Audit Committee.

         The Compensation Committee recommends to the Board the compensation of the executive and senior management of the Company that, in the judgment of such committee's members, should from time to time be fixed by the Board. The Compensation Committee also performs other such duties as are assigned to it by the Board. The Board has assigned to such committee the responsibility of administering the Company's 2000 Stock Incentive Plan (the "Plan"). Prior to their resignations, Mr. Voigt and Mr. Rudisill were the only two members of the Compensation Committee, and such Committee met three times during the fiscal year ended April 30, 2003. After their resignations, the Board suspended any prohibition on employees serving on the Compensation Committee until such time as the Board contains at least two members who are not employed by the Company. In the meantime, the Board has appointed Dr. Cox, Mr. Fletcher and Mr. Reid to serve as the members of the Compensation Committee, each of whom is an employee of the Company.

         Since the Plan requires that the Compensation Committee contain at least two members who are both disinterested directors and non-employees, and since only the Compensation Committee can issue equity-based incentives, the Company will be unable to issue any equity-based incentives until such time as it can meet the requirements set forth in the Plan or amend the Plan.

         The Audit Committee has responsibility for considering the appointment of the independent auditors for the Company, reviewing with the auditors the plan and scope of the audit and audit fees and monitoring the adequacy of reporting and internal controls. Prior to their resignations, Mr. Voigt and Mr. Rudisill were the only two members of the Audit Committee, and such Committee met two times during the fiscal year ended April 30, 2003. After their resignations, the Board suspended any prohibition on employees serving on the Audit Committee until such time as the Board contains at least two members who are not employed by the Company. In the meantime, the Board has appointed Mr. Fletcher and Mr. Reid to serve as the members of the Audit Committee. Both Mr. Fletcher and Mr. Reid are employees of the Company, and neither of them is "independent," as such term is defined in Rule 4200(a)(14) of the NASD's listing standards. The Company's Board of Directors has not adopted a written charter for the Audit Committee.

Audit Committee Report

         The Audit Committee has reviewed and discussed the audited financial statements with the Company's management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2003 for filing with the Securities and Exchange Commission.

Audit Committee:
---------------
Mr. Brian D. Fletcher
Mr. Kurt C. Reid


COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive annually options to purchase 7,500 shares of the Company's common stock, priced at market value. During the fiscal year ended April 30, 2003, Dr. Pigott, Mr. Rudisill and Mr. Voigt each received options to purchase 7,500 shares of the Company's common stock. Mr. Voigt's right to exercise his option expired on January 17, 2003. Dr. Pigott's right to exercise his option will expire on January 17, 2004, and Mr. Rudisill's right to exercise his option will expire on August 15, 2003. All directors are reimbursed in cash for their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings. Directors who are employees of the Company do not receive compensation for service on the Board other than their compensation as employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company, the Company is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during the fiscal year ended April 30, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to their resignations, Mr. Voigt and Mr. Rudisill were the only two members of the Compensation Committee. Neither of them was an employee of the Company at any time. After their resignations, the Board suspended any prohibition on employees serving on the Compensation Committee until such time as the Board contains at least two members who are not employed by the Company. In the meantime, Dr. Cox, Mr. Fletcher and Mr. Reid, as the remaining members of the Board, serve as the current members of the Compensation Committee. Accordingly, Dr. Cox, Mr. Fletcher and Mr. Reid establish the compensation of the executive and senior management of the Company. Dr. Cox serves as the Company's President, Chief Technology Officer and Chairman of the Board of Directors. Mr. Fletcher currently serves as Co-Chief Executive Officer and Director of Marketing of the Company, and also serves on the Company's Board of Directors. Mr. Reid currently serves as Co-Chief Executive Officer and Chief Operating Officer of the Company, and also serves on the Company's Board of Directors. Mr. Fletcher and Mr. Reid are also Managing Directors of TI, an investment firm that owns 12,500,000 shares of the Company's Common Stock as of July 14, 2003, representing approximately 32.6% of all shares outstanding as of such date.

                             EXECUTIVE COMPENSATION

         The Summary Compensation Table below includes  compensation paid by the
Company  for  services   rendered  by  all   executive   officers  who  received
compensation in excess of $100,000 for the fiscal year ended April 30, 2003.

                           Summary Compensation Table

                                                                                 Long Term
                                                                                Compensation
                                             Annual Compensation                   Awards
                                   ---------------------------------------       -----------      All Other
Name and Principal Position        Fiscal Year     Salary(1)         Bonus       Options (#)   Compensation (2)
---------------------------        -----------     ---------         -----       -----------   ----------------
Dr. James L. Cox                      2003          $94,610          $  -          230,000          $  -
   Chairman, President and            2002           95,765             -          800,000           846
   Chief Technology Officer           2001          106,134             -        2,000,000         2,183

Brian D. Fletcher (3)                 2003         $147,834          $  -          200,000          $  -
   Co-Chief Executive Officer and     2002           82,500             -          800,000             -
   Director of Marketing              2001                -             -        2,300,000             -

Kurt C. Reid (3)                      2003         $147,834          $  -          200,000          $  -
   Co-Chief Executive Officer and     2002           82,500             -          800,000             -
   Chief Operating Officer            2001                -             -        2,300,000             -

James R. McCue                        2003         $104,117          $  -                -          $  -
   President -                        2002           92,806             -          100,000             -
   Vitsab Division                    2001          111,686             -          100,000             -

Jack G. Mason (4)                     2003         $100,008          $  -                -          $  -
   Chief Financial Officer            2002          100,008             -          200,000           846
   and Secretary                      2001           84,622             -          450,000         1,692

------------
(1) For the years indicated, includes amounts contributed on a pre-tax basis to the Special Savings and Retirement Plan (the Company's 401(k) plan) by each of the named executive officers.

(2)  For the years  indicated,  consists of  contributions by the Company to the
     executive's  account  under  the  Company's   tax-qualified  Section  401-K
     retirement plan.

(3)  See "Compensation for Mr. Fletcher and Mr. Reid" under the caption "Certain
     Relationships   and  Related   Transactions"   for  a  discussion   of  the
     compensation plans established by the Board for Mr. Fletcher and Mr. Reid.

(4) Mr. Mason's employment with the Company commenced on July 1, 2000 and terminated on May 30, 2003. His annual salary on the date of his termination was $100,008.

                        Option Grants in Last Fiscal Year

         The following table shows stock options granted in the fiscal year ended April 30, 2003 to each of the named executive officers.

                                                      Individual Grants (1)
                          ------------------------------------------------------------------------------
                           Number of         % of Total                        Market
                           Securities          Options        Exercise        Price on
                           Underlying        Granted to        or Base        Date of                          Grant Date
                            Options         Employees in        Price          Grant        Expiration        Present Value
Name                       Granted (#)       Fiscal Year        ($/Sh)         ($/Sh)          Date         (Black-Scholes) (2)
---------------------     -------------    --------------    -----------    -----------     ------------    ------------------
Dr. James L. Cox             230,000           29.6%             $.11           $.11         09/09/09             25,300
Brian D. Fletcher            200,000           25.7%             $.11           $.11         09/09/09             22,000
Kurt C. Reid                 200,000           25.7%             $.11           $.11         09/09/09             22,000

------------
(1) Options for all three named executive officers were granted on September 9, 2002 with exercise prices equal to the market values on the date of the grant. The right to exercise the options vests 20% each year over a 5 year period.

(2) The values shown in this column have been calculated through standard application of the Black-Scholes pricing model. A discount rate of 4.9% and a volatility rate of 304.2% are assumed. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the amounts reflected as "Grant Date Present Value" will actually be realized. In addition, the values shown do not take into account risk factors such as nontransferability and limits on exercise.

Compensation Committee Report on Executive Compensation

         The Company's Board of Directors approves all compensation decisions with regard to executive officers, including the Co-Chief Executive Officers, based on recommendations by the Compensation Committee. As a result of the recent Board resignations, each of the remaining Board members now serves on the Compensation Committee, effectively eliminating the need for a recommendation to the full Board. However, in order to maximize continuity of the proceedings of the Compensation Committee, separate Committee minutes are maintained. The Compensation Committee is responsible for the establishment and overall monitoring of all compensation programs for executives and senior management, as well as the stock option plans. The Company's compensation philosophy and executive compensation programs are discussed in this report.

         Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the shareholders. Executive officers should be motivated by and benefit from increased shareholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock or the award of options to purchase Common Stock. The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

         Executive Compensation Program. The Company's compensation program has consisted of base salary and grants of options to purchase Common Stock.

         Base Salary. The Board of Directors generally reviews and approves the relative levels of base salary for all executive officers, including the Co-Chief Executive Officers, on an annual basis based on recommendations by the Compensation Committee. In determining the levels of base salary for an executive officer, the Compensation Committee considers relative levels of responsibility and individual and Company performance. In addition, the Compensation Committee uses executive compensation indexes and studies or reports to gather compensation data relative to the duties, responsibilities and compensation levels of the Company's executives. This comparative market data is
carefully  weighed  in  recommending   compensation
levels for the Company's executives. As the Company continues its growth, the Compensation Committee will continue to review the base salary levels of executive management for appropriateness.

         Chief Executive Officer Compensation. Dr. Cox served as the Company's Chief Executive Officer until March 31, 2003. On April 1, 2003, the Board of Directors removed Dr. Cox from the office of Chief Executive Officer, appointed Mr. Fletcher and Mr. Reid as Co-Chief Executive Officers and appointed Dr. Cox as the Chief Technology Officer. The Compensation Committee determined the base salaries for Dr. Cox, and subsequently for Mr. Fletcher and Mr. Reid, after evaluating a number of factors, including salaries of chief executive officers of companies of comparable size in the industry, each individual's past performance and the Company's performance in general. As Mr. Fletcher and Mr. Reid had only recently been appointed to their offices, the Compensation
Committee relied more heavily upon an analysis of salary levels paid by comparable companies in determining the compensation levels for each of them. Dr. Cox's base salary for the fiscal year ended April 30, 2003 was $94,610, and he received options to purchase an aggregate amount of 230,000 shares of the Company's Common Stock. The base salary for each of Mr. Fletcher and Mr. Reid for the fiscal year ended April 30, 2003 was $147,834, and each of them received options to purchase an aggregate amount of 200,000 shares of the Company's Common Stock.

         The base  salary and annual  incentive  awards for the Chief  Executive
Officer(s) for future years will be determined by the Compensation Committee based upon such factors as the Compensation Committee deems to be appropriate.

Compensation Committee:
----------------------
Dr. James L. Cox
Mr. Brian D. Fletcher
Mr. Kurt C. Reid


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 2000, the Company entered into an agreement with TI whereby the Company issued to TI a 10% subordinated convertible promissory note in the amount of $2,500,000 (the "TI Note"), the entire principal and interest of which are due on March 10, 2005. Alternatively, the principal amount of the TI Note and interest accrued thereon may be converted, at the option of the holder, into shares of the Company's Common Stock at a conversion price of $1.25 per share. As of April 30, 2003, the principal and accrued interest of $3,327,500 would be convertible into 2,662,000 shares of the Company's Common Stock. Mr. Fletcher and Mr. Reid serve as the sole managers of TI and share voting and dispositions power with respect to the Common Stock issuable upon conversion of the TI Note.

         The Company's cash flow from operations is currently not adequate to retire the TI Note, and it is unlikely that cash flow will increase in an amount sufficient for the Company to meet its obligations under the TI Note when the principal and accrued interest become due on March 10, 2005. TI has indicated that, in the event the Company becomes unable to meet its obligations under the TI Note, TI may be willing to explore alternative financing arrangements, including a restructuring of the TI Note prior to its due date. Alternatively, the Company may seek a cash infusion elsewhere, through a separate debt or equity offering, a strategic partnership or some form of business combination. The Company may consider any or all of these alternatives in the event it becomes unable to meet its debt obligation to TI, but there can be no assurance that any deal will be consummated on terms acceptable to both the Company and TI or another third party. Without such an arrangement, it is highly likely that the Company would default on its obligations under the TI Note, at which time TI would be entitled to exercise any and all remedies available to it under the TI Note and applicable law, including bringing suit against the Company and its assets. Should TI seek to enforce its right to timely repayment of the TI Note, there is a risk that the Company will not be able to continue as a going concern.

         On January 20, 2003, the Company entered into a Stock Purchase Agreement (the "TI Stock Purchase Agreement") with TI pursuant to which TI agreed to purchase and the Company agreed to sell 12,500,000 shares of the Company's Common Stock at a price of $0.06 per share, for a total purchase price of $750,000. This transaction was submitted to the Company's shareholders for their approval at a special meeting of the shareholders on March 12, 2003. With a quorum of shareholders present, a motion was made and seconded to approve the TI Stock Purchase Agreement, and the motion passed by unanimous vote of those present in person or represented by proxy. The transaction was consummated on March 19, 2003. TI, together with Mr. Fletcher and Mr. Reid and their affiliates, now collectively own and control beneficially an aggregate of 15,594,966 shares of the Company's Common Stock, or approximately 38% of the Company's issued and outstanding common stock. These figures include the 2,662,000 shares of the Company's Common Stock that TI may obtain by converting its existing promissory note, but exclude the options that Mr. Fletcher and Mr. Reid own to purchase, in the aggregate, 3,000,000 shares of the Company's Common Stock, which options become exercisable on September 12, 2003. A more detailed description of this transaction can be read in the Proxy Statement, dated March 12, 2003, which was mailed to shareholders on February 6, 2003.

            The Company's primary purpose in issuing the shares of Common Stock to TI was to secure funding in order to reduce the principal outstanding on its loans with RBC Centura Bank, the Company's primary lender. The Company used all $750,000 of the net proceeds from the offering to pay down the amount of principal outstanding under the Centura loans to below the target balance of $1,215,000. Upon obtaining this target balance, Centura consolidated the Company's three existing loans into one loan and amortized the remaining balance over a 41-month period. Centura also agreed to immediately lower the rate that interest will accrue on the loan to 30-day LIBOR plus 4% per annum and, once the balance is paid down below $800,000, to lower the interest rate to 30-day LIBOR plus 3% per annum.

Compensation for Mr. Fletcher and Mr. Reid

           In fiscal 2002, Mr. Fletcher and Mr. Reid each received stock options to purchase 800,000 shares of the Company's Common Stock at an exercise price of $.11 per share for a period of up to seven years. Also, the Board of Directors approved an increase in compensation for Mr. Fletcher and Mr. Reid retroactive to January 1, 2001, in which they each would receive annual compensation of $100,000, payable quarterly in unrestricted shares of the Company's Common Stock valued at the average daily closing price during the quarter. During fiscal 2002, Mr. Fletcher and Mr. Reid were paid $75,000 of salary in unrestricted shares of the Company's Common Stock at an average market price of $.35 per share under this structure. On December 7, 2001, each of Mr. Fletcher and Mr. Reid agreed to a decrease in his annual compensation to $1 effective October 1, 2001. On March 15, 2002, the Compensation Committee of the Board of Directors approved a compensation structure, effective March 1, 2002, whereby Mr. Fletcher and Mr. Reid would be compensated based on the actual monthly cash flow and quarterly net income generated by the Company. The maximum annual compensation would be capped at $210,000 each. During fiscal 2002, Mr. Fletcher and Mr. Reid were compensated $7,500 each under this structure.

           During fiscal 2003, Mr. Fletcher and Mr. Reid were each granted options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $.11 per share for a period of up to seven years. Effective November 1, 2002, the Board of Directors ratified the Compensation Committee's recommendation to change the compensation structure for both Mr. Fletcher and Mr. Reid and set the annual salary rate at $100,000 per year. On April 1, 2003, the Board of Directors modified the compensation plan for Mr. Fletcher and Mr. Reid increasing each individual's annual salary rate to $120,000 per year, effective April 15, 2003, and establishing a quarterly bonus plan beginning with the first quarter of fiscal 2004 based on the profitability of the company. The quarterly bonus is limited to 50% of the Company's net income for the quarter, and Mr. Fletcher and Mr. Reid can each earn a non-cumulative bonus up to $10,000 per quarter. During fiscal 2003, Mr. Fletcher and Mr. Reid were each compensated $97,834 as a payout from the fiscal 2002 compensation arrangement and $50,000 from the fiscal 2003 compensation arrangement.

                                PERFORMANCE GRAPH

         The line graph set forth below charts performance (on an annual basis) of an investment in the Company's Common Stock against each of the NASDAQ Composite Index and an SIC Code Index, in each case assuming an investment of $100 on April 30, 1998 through April 30, 2003. The following graph is presented pursuant to rules of the Securities and Exchange Commission. The stock price performance comparisons below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts. While total stockholder return is an important criterion of corporate performance, it is subject to the vagaries of the equity market, which affect common stock price performance. There can be no assurance that the Company's Common Stock price performance will continue into the future with the same or similar trends depicted in the graph below. As of April 30, 2003, the closing price of the Company's Common Stock was $0.05. As of July 14, 2003, the closing price of the Company's Common Stock was $0.05.

              [GRAPHIC OMITTED] COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN graph appears here. Plot points are as follows:

                                                     Cumulative Total Return
                         ---------------------------------------------------------------------------------
                          4/30/98       4/30/99       4/30/00        4/30/01       4/30/02       4/30/03
                         ----------    ----------    ----------     ----------    ----------    ----------
Cox Technologies, Inc.     100.00       148.78         365.85          73.17        56.10         12.20
NASDAQ Composite Index     100.00       132.06         205.19         114.57        92.06         80.24
SIC Code Index             100.00       100.96          96.98         104.69        87.26         54.44

                                 PROPOSAL NO. 2
                      RATIFICATION OF SELECTION OF AUDITORS

         The Board has selected Cherry, Bekaert & Holland, L.L.P. as independent public accountants to audit the accounts and financial statements of the Company for the fiscal year ending April 30, 2004. Cherry, Bekaert & Holland, L.L.P. has served in this capacity since 2001. It is expected that a representative of Cherry, Bekaert & Holland, L.L.P. will be present at the meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

                                   AUDIT FEES

         During the fiscal year ended April 30, 2003, the Company paid Cherry, Bekaert & Holland, L.L.P. audit fees of $58,275 in connection with the audit of the Company's annual financial statements for Fiscal 2003 and the reviews of the financial statements included in the Company's Forms 10-Q for Fiscal 2003.

                                 ALL OTHER FEES

         During the fiscal year ended April 30, 2003, the Company paid Cherry, Bekaert & Holland, L.L.P. fees of $12,131 for services provided other than those described in the preceding paragraph.

         The Audit Committee has determined that the provision of services included in other fees is compatible with maintaining the principal accountant's independence. Also, during the fiscal year ended April 30, 2003, the Company paid its previous independent public accountants, Bedinger & Company, other fees of $1,921.

                                 PROPOSAL NO. 3
                                  OTHER MATTERS

         The Board of the Company knows of no matters that will be presented for consideration at the annual meeting other than those set forth in this Proxy Statement. However, if any other matters shall come before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

         We ask that you promptly execute the enclosed proxy and return it in the enclosed envelope that requires no postage if mailed in the United States.

                                               For the Board of Directors

                                               /s/JAMES L. COX

                                               DR. JAMES L. COX
                                               Chairman, President and
                                               Chief Technology Officer

Dated: August 1, 2003

A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, HAVE BEEN INCLUDED IN THIS MAILING. ADDITIONAL COPIES WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO JOHN R. STEWART, CHIEF FINANCIAL OFFICER & SECRETARY, COX TECHNOLOGIES, INC., 69 MCADENVILLE ROAD, BELMONT, NORTH CAROLINA 28012-2434.